Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES SHAREHOLDERS APPROVE THE PRIVATE PLACEMENT AND STOCK

ISSUANCE PLAN PROPOSALS

Approval Represents Another Key Milestone in Company’s Mercury Control Plan

LITTLETON, CO – December 5, 2008 – ADA-ES, Inc. (NASDAQ:ADES) today announced that at the Special Meeting of Shareholders held today, ADA-ES (“ADA”) shareholders approved both the Private Placement Proposal and the Stock Issuance Plan Proposal.

Under the Private Placement Proposal, the Company is authorized to issue and sell 1,800,000 shares of its “Series A” Convertible Preferred Stock and 1,800,000 shares of “Series B” Convertible Preferred Stock to Energy Capital Partners I, LP and its affiliated funds (ECP). The Company will use the net proceeds to provide further funding for the construction of its activated carbon (“AC”) manufacturing facility through its joint venture with ECP. The purchase price of the “Series A” Convertible Preferred Stock is above market at $9.37 per share (an aggregate of $16.9 million in gross proceeds). The purchase price of the “Series B” Convertible Preferred Stock will be based on a 10% discount to market prices 10 trading days before and 9 trading days after the initiation of the second tranche of funding for the joint venture, but will not exceed $16.50 per share (an aggregate of $29.7 million maximum in gross proceeds). The sale of the preferred stock is expected to close in the first quarter of 2009, simultaneously with the debt financing being placed for the project ADA-ES shareholders also approved the Stock Issuance Plan Proposal which allows the Company to issue up to 1,000,000 shares of ADA’s common stock in such amounts and on the terms and conditions determined by ADA’s Board in order to provide additional funding for the AC facility. Dr. Michael Durham, President and CEO of ADA-ES, commented, “We are very pleased with the outcome of our shareholders’ meeting, and our investors’ vote of confidence in our business plan. With the arrangements in place with ECP and the expected funding from the Private Placement, we are continuing to achieve the milestones necessary to complete the construction and begin operation of North America’s largest AC plant by mid-2010. We are pleased with progress on a number of fronts. At the building site we have been laying concrete and steel for the foundations for the multi-hearth furnaces to start their installation this month. Because of the progress on the financing and construction of the plant, we have received positive indications from customers with whom we are negotiating off-take contracts for AC to supplement the $160 million in contracts already secured.”

Dr. Durham continued, “The project is also benefiting from the strengths of our new equity partner, ECP. They not only have the solid financial resources to fund the continued construction of the plant, their successful experience in project financing of energy assets also provides us great confidence in our ability to secure the necessary debt.”

More details about the Private Placement and the Stock Issuance Plan can be found in ADA’s proxy statement filed with the SEC on November 12, 2008.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals. The Company develops and implements proprietary environmental technology and specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. Through its largest and fastest-growing segment, Mercury Emission Control, ADA-ES supplies activated carbon injection systems, activated carbon (AC), mercury measurement instrumentation, and related services. To meet the needs of the power industry for mercury control, the Company is developing state-of-the-art facilities to produce activated carbon with the first plant projected to come on-line in 2010. Additionally, the Company is developing technologies for power plants to address issues related to the emissions of carbon dioxide.

The Convertible Preferred Stock to be sold to ECP, the shares of common stock of ADA-ES issuable upon conversion of the Preferred Stock and any shares to be issued by ADA-ES pursuant to the Stock Issuance Plan have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the SEC or through an applicable exemption from SEC registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements included in this release include statements regarding terms and timing of the Private Placement and timing of commencement of operations at the Company’s AC facility. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in the costs and timing of construction of the planned AC facility; failure to raise additional equity financing needed for the facility; failure to satisfy funding or other conditions in the equity financing agreements for the facility; inability to sign or close acceptable debt financing, construction or off-take agreements with respect to the facility in a timely manner; availability of raw materials and treatment and storage facilities; changes in laws or regulations, prices, economic conditions and market demand; impact of competition and litigation; cost of and demand for alternative energy sources; operational difficulties; availability of skilled personnel and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on our forward-looking statements and to consult filings we make with the SEC for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:

ADA-ES, Inc.	-or-	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President		The Equity Group Inc.
Mark H. McKinnies, Senior VP & CFO		www.theequitygroup.com
(303) 734-1727		Melissa Dixon, (212) 836 9613
www.adaes.com		MDixon@equityny.com
Linda Latman, (212) 836-9609
LLatman@equityny.com